KPMG LLP Two Financial Center 60 South Street Boston, MA 02111

March 1, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Highland Floating Rate Opportunities Fund (the Trust), and, under the dates of September 24, 2018 and August 29, 2017, we reported on the financial statements of the Trust as of and for the years ended June 30, 2018 and 2017, respectively. On September 28, 2018, we were dismissed.

We have read the statements made by the Trust included under Item 13(a)(4) of Form N-CSR dated March 1, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with the Trust’s statements that (a) neither Management, the Trust, nor anyone on their behalf consulted with PricewaterhouseCoopers (PwC) on the items listed, and (b) subsequent to our dismissal, Management ultimately took the position that certain transactions involving a hard-to-value security were orderly and revised certain non-observable inputs to the fair value model for that security.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.